Exhibit 10.51

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         1. This agreement ("Agreement") is made between Scott Mestman ("Employee") and Intraop Medical Corporation ("Company") and their owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors, assigns and co-employer TriNet HR Corporation ("Releasees").

         2. Employee is terminated from Company's employment effective the end of business day on July 2, 2008. Releasees and Employee desire to conclude the termination in an amicable way and outline conditions for which separation compensation may be paid.

         3. Company agrees to pay Employee continuing salary and non-recoverable draw, including current benefits and benefit subsidies, through September 30, 2008, less all applicable state and federal payroll deductions. Employee will further be entitled to the compensation shown on Exhibit A. This amount will be paid after the time for revoking this Agreement, as described in Section 13 below, has expired. Employee acknowledges that Employee is receiving the compensation outlined in this section in consideration for waiving Employee's right to claims referred to in this Agreement and that Employee would not otherwise be entitled to payment in the manner outlined herein.

         4. Employee acknowledges receipt of all wages owed and, in exchange for the compensation set forth in paragraph 3, forever gives up, waives and releases any and all claims, charges, complaints, grievances or promises of any and every kind Employee may have up to the date of this Agreement against Releasees and related persons, including any and all claims for wages, overtime wages, PTO/vacation payments, wage and hour penalties, unreimbursed expenses, age discrimination, race or national origin discrimination, physical handicap and medical condition discrimination, breach of contract or wrongful termination from employment under California and federal laws, including but not limited to the United States Civil Rights Act as amended, 42 U.S.C. Section 2000e et seq; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq; and the California Fair Employment and Housing Act, California Government Code Section 12900 et seq.

         5. Employee agrees that by signing this Agreement and accepting the payment described above, Employee gives up any and all rights Employee may have to file a claim or complaint of any kind against Releasees or any related persons. Employee therefore specifically and freely waives any and all rights Employee may have under California Civil Code section 1542, which states:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         6. Employee agrees that this Agreement is private and that Employee will not discuss the fact that it exists or its terms with anyone else except Employee's advisor as described in section 8 below, Employee's tax accountant, or as required by law.

         7. Both Employee and Company agree not to disparage the other party, the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation, personal reputation; provided that both Employee and Company will respond accurately and fully to any question, inquiry, or request for information when required by legal process.

         8. Employee has been advised of Employee's right to consult an attorney before Employee signs this agreement. Employee has been offered a 21-day period in which to consider whether to sign this Agreement. Employee signs this Agreement voluntarily regardless of when during the 21-day period Employee signs it. This Agreement must be signed by Employee and returned to Company not later than July 23, 2008 to be valid. If the Agreement is not received by Company by that date, the offer will be considered expired and withdrawn.

         9. Company agrees that Employee may keep and take ownership of the equipment listed on Exhibit B. Employee warrants and represents that, except as set forth on Exhibit B, he has returned all property in his possession and that he no longer has actual or constructive possession of any such property, including, without limitation, office keys, credit cards, computer equipment, cell phone, and office equipment and that any equipment which Employee fails to return shall nonetheless remain property of the Company.

         10. Employee acknowledges that due to the position Employee occupied and the responsibilities Employee had at Company, Employee received confidential information concerning Company's products, procedures, customers, sales, prices, contracts, documents relating to the Company's business affairs, trade secrets, proprietary or confidential information, business opportunities, marketing plans, price and cost data, finances, customer lists, business methods, business plans, sales, manufacturing plans, products, processes, services, accounting records, manufacturing procedures, product specifications, drawings, research, developments, inventions, engineering documents, employees manuals, letters, reports and similar documents. All such documents, writings, computer diskettes, apparatus, equipment, and other property shall at all times remain the property of the Company. Employee hereby promises and agrees that, unless compelled by legal process, Employee will not disclose to others and will keep confidential all such information confidential. Employee specifically confirms that Employee will continue to comply with the terms of any Proprietary Information and Inventions Agreement, Non-disclosure Agreement or similar agreement Employee has executed with the Company. Employee agrees that a violation by Employee of the foregoing obligations to maintain the confidentiality of Company's confidential information will constitute a material breach of this Agreement.

         11. Employee and Company agree that if any dispute arises concerning interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration conducted before a single arbitrator in accordance with the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect ("AAA's National Rules"). In the event that such a dispute arises, counsel for both Employee and Company will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the AAA's National Rules shall govern. Unless otherwise agreed to by Employee and Company, the arbitration shall take place in AAA's office closest to the Company's headquarters.

         12. This Agreement sets forth the entire Agreement between Employee and Releasees. No one has promised Employee anything that is different from what is set forth in this Agreement. No other promises or agreements shall be binding upon Employee or Releasees with respect to the subject matter of this Agreement unless separately agreed to in writing.

         13. This Agreement has been made in California and California law applies to it. If any part is found to be invalid, the remaining parts of the Agreement will remain in effect as if there were no invalid part.

         14. Employee has the right to revoke this Agreement within seven (7) days of signing it. To revoke this Agreement, Employee must send a written letter by certified mail to: Donald Goer, Intraop Medical Corporation, 570 Del Rey Avenue, Sunnyvale, CA 94085. If Employee revokes this Agreement, Employee will not be entitled to the compensation described in section 3 above.


 /s/ Scott Mestman                                      7/2/2008
------------------                                      --------
  Scott J. Mestman                                        Date



Intraop Medical Corporation


  /s/ Donald Goer                                       7/2/2008
-----------------                                       --------
Donald A. Goer                                            Date
 Chief Scientist

                                    EXHIBIT A
                                    ---------

1. Provided that Employee has not materially breached the Agreement, in the event that firm orders are received from any of the accounts listed below by 12/31/08, Employee will receive a bonus of $40,000 per account starting with the second such firm order received (no bonus payment is due on the first order).

Accounts eligible for bonus payment are:

     a) John Muir Hospital
     b) Hoag Memorial Hospital
     c) Sutter Hospital, Sacramento
     d) Other hospitals on the West Coast that are mutually agreed in writing will be eligible for the bonus payment.

2. Provided Employee receives prior written consent from an authorized agent of the Company prior to incurring such expenses, the Company shall reimburse Employee for all reasonable travel expenses incurred by Employee in securing these firm orders.

3. Employee shall submit all statements for compensation and expenses in a form prescribed by the Company and such statements shall be approved by the contact person listed in the Agreement.

                                    EXHIBIT B
                                    ---------

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